AFBI Selected Data Company Highlights $877 million in assets $663 million in loans $731 million in deposits 10.8% growth in assets 2.6% growth in loans 11.2% growth in deposits As of 2023Q2 YTD

AFBI Selected Data June 30, 2023 Company Highlights $25.1 million in NOO office loans 43% avg LTV on NOO office loans 37% DDA/Total Deposits $3.3 million in YTD earnings 12.8% uninsured deposits approximately $0.50 YTD diluted earnings per share

AFBI Selected Data Tangible Book Value Calculation Tangible Equity Shares Outstanding Tangible Book Value* Ending balance December 31, 2022 $98,545 6,605 $14.92 Stock Activity including repurchase (2,106) Unearned stock comp change 104 AOCI Change (14) Effect of goodwill and other intangibles 96 Adoption of new accounting pronouncement (460) Net earnings before stock compensation 3,821 Stock Compensation, net of taxes (509) Ending balance June 30, 2023 $99,477 6,430 $15.47 (in thousands, other than per-share data) * See Non-GAAP Reconciliation

AFBI Selected Data NIM, NI, and EPS – Adjusted for 1st Quarter 2022 FHLB Advance Prepayments For the six months ended June 30, 2023 2022 Adjusted Net Interest Margin* 3.37% 3.98% Adjusted Net Income (in thousands)* $3,312 $3,320 Adjusted Earnings Per Share* $0.50 $0.49 * See Non-GAAP Reconciliation

AFBI Selected Data Loan Composition as of June 30, 2023

AFBI Selected Data Deposit Composition as of June 30, 2023

AFBI Selected Deposit Data Deposits * All deposits are held at AFBI and include the Company’s own funds Estimated uninsured deposits are approximately $93.9 million or 12.8% of total deposits.* Consumer deposits total $19.7 million or 20.9% of estimated uninsured deposits. Business deposits total $74.2 million or 79.1% of estimated uninsured deposits. Demand deposits represent 37% of total deposits. Consumer and Business demand deposits each represent approximately 48% and 52% of total demand deposits. Dental deposits total $123.8 million and represent 16.8% of total deposits. Cost of Funds – 2.17% 2Q23, 1.61% 1Q23, 1.92% YTD

AFBI Share Information NON-GAAP RECONCILIATION (in thousands)